Exhibit 21
FMC CORPORATION
SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

The following is a list of the Company’s consolidating subsidiaries, as of December 31, 2020, except for certain subsidiaries of the Registrant which do not, in the aggregate, constitute a significant subsidiary as that term is defined in Rule 12b-2 under the Securities Exchange Act of 1934. This list does not include equity affiliate investments and cost investment.

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware

FMC Agricultural Products International AG	Switzerland

FMC Chemicals Netherlands BV	Netherlands

FMC Finance BV	Netherlands

FMC Quimica S.A.	Argentina

FMC India Private Limited	India

Cheminova Agro France S.A.S.	France

FMC Química do Brasil Ltda	Brazil

Cheminova India Limited	India

Cheminova A/S	Denmark

FMC International Switzerland Sarl	Switzerland

FMC Luxembourg S.a r.l.	Luxembourg

FMC Switzerland I GmbH	Switzerland

FMC Agricultural Caribe Industries, Ltd.	Puerto Rico

DuPont Agricultural Chemicals Ltd, Shanghai	China

FMC Agro Singapore Pte	Singapore